As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-_____

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under
The Securities Act of 1933

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Oregon	93-1099680
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

245 SW 95th Avenue
Tualatin, Oregon  97062
(503) 692-8001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine M. Farrell
Vice President of Finance
Bioject Medical Technologies Inc.
20245 SW 95th Avenue
Tualatin, Oregon  97062
(503) 692-8001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Todd A. Bauman
Steven H. Hull
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon  97204
(503) 224-3380

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee
Common Stock	5,588,873	$1.40	$7,824,422	$837.21

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the Common Stock on June 26, 2006 as reported on the Nasdaq Capital Market.

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 29, 2006

BIOJECT MEDICAL TECHNOLOGIES INC.

5,588,873 Shares of Common Stock

PROSPECTUS

The security holders of Bioject Medical Technologies Inc. named in this prospectus may sell 5,588,873 shares of our common stock. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol “BJCT.”  On June 27, 2006, the last sale price of our common stock as reported on the Nasdaq Capital Market was $1.45 per share.

Investment in the common stock involves a high degree of risk. See section titled “Risk Factors” beginning on page 3 to read about certain factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 29, 2006.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	3
USE OF PROCEEDS	9
SELLING SHAREHOLDERS	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
INFORMATION INCORPORATED BY REFERENCE	14
WHERE YOU CAN FIND MORE INFORMATION	15

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

SUMMARY OF THE OFFERING

Under this prospectus, the selling shareholders listed in the section of this prospectus entitled “Selling Shareholders” may offer and sell the 5,588,873 shares of our common stock that they hold.

The selling shareholders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the potential sale of the 5,588,873 shares offered by the selling shareholders.

Our principal executive offices are located at 20245 SW 95th Avenue, Tualatin, Oregon 97062, and the phone number for those offices is (503) 692-8001.

FORWARD-LOOKING STATEMENTS

Certain statements in this Registration Statement and the documents incorporated by reference to this Registration Statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “should,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Bioject, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, among others, those described under “Risk Factors” below and identified as risks or uncertainties in the documents incorporated by reference.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You should also be aware that certain statements contained in this prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

If our products are not accepted by the market, our business could fail. Our success will depend on market acceptance of our needle-free injection drug delivery systems, the Biojector® 2000 system and the Vitajet® system and on market acceptance of other products under development. If our products do not achieve market acceptance, our business could fail. Currently, the dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe, which has a cost per injection that is significantly lower than those of our products. The Biojector® 2000, the Iject® system, the Vitajet® system or any of our products under development may be unable to compete successfully with needle-syringes.

We may be unable to enter into additional strategic corporate licensing and distribution agreements or maintain existing agreements, which could cause our business to suffer. A key component of our sales and marketing strategy is to enter into licensing and supply arrangements with leading pharmaceutical and biotechnology companies for whose products our technology provides either increased medical effectiveness or a higher degree of market acceptance. If we cannot enter into these agreements on terms favorable to us or at all, our business may suffer.

In prior years, several agreements, including those with Hoffman La Roche Pharmaceuticals, Merck & Co. and Amgen, have been canceled by our partners prior to completion. These agreements were canceled for various reasons, including costs related to obtaining regulatory approval, unsuccessful pre-clinical vaccine studies, changes in vaccine development and changes in business development strategies. These agreements resulted in significant short-term revenue. However, none of these agreements developed into the long-term revenue stream anticipated by our strategic partnering strategy. No revenue resulted from any of the canceled agreements in 2005, 2004 or 2003.

We may be unable to enter into future licensing or supply agreements with major pharmaceutical or biotechnology companies. Even if we enter into these agreements, they may not result in sustainable long-term revenues which, when combined with revenues from product sales, could be sufficient for us to operate profitably.

We have a history of losses and may never be profitable. Since our formation in 1985, we have incurred significant annual operating losses and negative cash flow. At March 31, 2006, we had an accumulated deficit of $108.6 million. We may never be profitable, which could have a negative effect on our stock price. Our revenues are derived from licensing and technology fees and from product sales. We sell our products to strategic partners, who market our products under their brand name and to end-users such as public health clinics for vaccinations and nursing organizations for flu immunizations. We have not attained profitability at these sales levels. We may never be able to generate significant revenues or achieve profitability. In the future, we are likely to require substantial additional financing. Such financing may not be available on terms favorable to us, or at all, which would have a material adverse effect on our business. Any future equity financing could result in significant dilution to shareholders.

We have a small sales force and may be unable to penetrate targeted market segments. Our sales force consists of a Vice President of Customer Relations who is focused on specifically targeted market segments. Our small sales force may not have sufficient resources to adequately penetrate one or more of the targeted market segments. Further, if the sales force is successful in penetrating one or more of the targeted market segments, we are unable to assure that our products will be accepted in those segments or that product acceptance will result in product revenues which, together with revenues from corporate licensing and supply agreements, will be sufficient for us to operate profitably.

We have limited manufacturing experience, and may be unable to produce our products at the unit costs necessary for the products to be competitive in the market, which could cause our financial condition to suffer. We have limited experience manufacturing our products in commercially viable quantities. We have increased our production capacity for the Biojector® 2000 system and the Vitajet® product line through automation of, and changes in, production methods, in order to achieve savings through higher volumes of production. If we are unable to achieve these savings, our results of operations and financial condition could suffer. The current cost per injection of the Biojector® 2000 system and Vitajet® product line is substantially higher than that of traditional needle-syringes, our principal competition. In order to reduce costs, a key element of our business strategy has been to reduce the overall manufacturing cost through automating production and packaging. There can be no assurance that we will achieve sales and manufacturing volumes necessary to realize cost savings from volume production at levels necessary to result in significant unit manufacturing cost reductions. Failure to do so will continue to make competing with needle-syringes on the basis of cost very difficult and will adversely affect our financial condition and results of operations. We may be unable to successfully manufacture devices at a unit cost that will allow the product to be sold profitably. Failure to do so would adversely affect our financial condition and results of operations.

We are subject to extensive government regulation and must continue to comply with these regulations or our business could suffer. Our products and manufacturing operations are subject to extensive government regulation in both the U.S. and abroad. If we cannot comply with these regulations, we may be unable to distribute our products, which could cause our business to suffer or fail. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration (“FDA”) under the Federal Food, Drug, and Cosmetic Act (“FFDCA”). In 1987, we received clearance from the FDA under Section 510(k) of the FFDCA to market a hand-held CO2-powered needle-free injection system. The FFDCA provides that new pre-market notifications under Section 510(k) of the FFDCA are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Although the Biojector® 2000 system incorporates changes from the system with respect to which our 1987 510(k) marketing clearance was received and expands its intended use, we made the determination that these were not major changes or modifications in intended use or changes in the device that could significantly affect the safety or effectiveness of the device. Accordingly, we further concluded that the 1987 510(k) clearance permitted us to market the Biojector® 2000 system in the U.S. In June 1994, we received clearance from the FDA under 510(k) to market a version of our Biojector® 2000 system in a configuration targeted at high volume injection applications. In October 1996, we received 510(k) clearance for a needle-free disposable Vial Adapter device. In March 1997, we received additional 510(k) clearance for certain enhancements to our Biojector® 2000 system. In June 2000, we received 510(k) clearance for the cool.click™, a modified Vitajet®. In March 2001, we received 510(k) clearance for the SeroJet™, also a modified Vitajet®. In April 2001, we received 510(k) clearance to market a Reconstitution Kit and Vial Adapter. In July 2004, we received 510(k) clearance to market the Q-Cap™ Needle-Free Reconstitution 13mm Vial Adapter. The FDA may not concur with our determination that our current and future products can be qualified by means of a 510(k) submission.

Future changes to manufacturing procedures could require that we file a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under Section 510(k), or they may require FDA pre-market approval (“PMA”) or other regulatory clearances. PMAs and regulatory clearances other than 510(k) clearance generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. It is current FDA policy that such pre-filled syringes are evaluated by the FDA by submitting a Request for Designation (“RFD”) to the Office of Combination Products (“OCP”). The pharmaceutical or biotechnology company with which we partner is responsible for the submission to the OCP. A pre-filled syringe meets the FDA’s definition of a combination product, or a product comprised of two or more regulated components, i.e. drug/device. The OCP will assign a center with primary jurisdiction for a combination product (Center for Drug Evaluation and Research or Center for Device and Radiological Health) to ensure the timely and effective pre-market review of the product. Depending on the circumstances, drug and combination drug/device regulation can be much more extensive and time consuming than device regulation.

FDA regulatory processes are time consuming and expensive. Product applications submitted by us may not be cleared or approved by the FDA. In addition, our products must be manufactured in compliance with Good Manufacturing Practices, as specified in regulations under the FFDCA. The FDA has broad discretion in enforcing the FFDCA, and noncompliance with the FFDCA could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions, and civil or criminal penalties.

Sales of our Iject® pre-filled syringe product are dependent on regulatory approval being obtained for the product’s use with a given drug to treat a specific condition. It is the responsibility of the strategic partner producing the drug to obtain this approval. The failure of a partner to obtain regulatory approval or to comply with government regulations after approval has been received could harm our business. In order for a strategic partner to sell our Iject® pre-filled device for delivery of its drug to treat a specific condition, the partner must first obtain government approval. This process is subject to extensive government regulation both in the U.S. and abroad. As a result, sales of the Iject® product to any strategic partner are dependent on that partner’s ability to obtain regulatory approval. Accordingly, failure of a partner to obtain that approval could cause our financial results to suffer. In addition, if a partner fails to comply with governmental regulations after initial regulatory approval has been obtained, sales of Iject® product to that partner may cease, which could cause our financial results to suffer. The Iject® is still in development and has not yet been sold commercially.

If we cannot meet international product standards, we will be unable to distribute our products outside of the United States, which could cause our business to suffer. Distribution of our products in countries other than the U.S. may be subject to regulation in those countries. Failure to satisfy these regulations would impact our ability to sell our products in these countries and could cause our business to suffer. Bioject has received the following certifications from Underwriters Laboratories or TUV Product Services that products and quality systems meet the applicable requirements which allow us to label our products with the CE Mark and sell them in the European Community and non European countries.

Certificate	Dated
ISO 13485:2003 and CMDCAS (Underwriters Laboratories)	February 2006
Annex V of the Directive 93/42/EEC on Medical Devices (TUV)	October 2004 Re-certification Audit February 2006
Annex II, section 3 of the Directive 93/42/EEC on Medical Devices (TUV)	October 2004 Re-certification Audit February 2006

We may be unable to continue to meet the standards of ISO 9001 or CE Mark certification, which could have a material adverse effect on our business and cause our financial results to suffer.

If the healthcare industry limits coverage or reimbursement levels, the acceptance of our products could suffer. The price of our products exceeds the price of needle-syringes and, if coverage or reimbursement levels are reduced, market acceptance of our products could be harmed. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payers are increasingly attempting to contain or reduce healthcare costs by limiting both coverage and levels of reimbursement for healthcare products and procedures. Because the price of the Biojector® 2000 system and Vitajet® product line exceeds the price of a needle-syringe, cost control policies of third party payers, including government agencies, may adversely affect acceptance and use of the Biojector® 2000 system and Vitajet® product line.

We depend on outside suppliers for manufacturing. Our current manufacturing processes for the Biojector® 2000 jet injector and disposable syringes as well as manufacturing processes to produce the Vitajet® consist primarily of assembling component parts supplied by outside suppliers. Some of these components are currently obtained from single sources, with some components requiring significant production lead times. In the past, we have experienced delays in the delivery of certain components. To date, such delays have not had a material adverse effect on our operations. We may experience delays in the future, and these delays could have a material adverse effect on our financial condition and results of operations.

If we are unable to manage our growth, our results of operations could suffer. If our products achieve market acceptance or if we are successful in entering into product supply agreements with major pharmaceutical or biotechnology companies, we expect to experience rapid growth. Such growth would require expanded customer service and support, increased personnel, expanded operational and financial systems, and implementing new and expanded control procedures. We may be unable to attract sufficient qualified personnel or successfully manage expanded operations. As we expand, we may periodically experience constraints that would adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect our financial condition and results of operations.

We may be unable to compete in the medical equipment field, which could cause our business to fail. The medical equipment market is highly competitive and competition is likely to intensify. If we cannot compete, our business will fail. Our products compete primarily with traditional needle-syringes, “safety syringes” and also with other alternative drug delivery systems. In addition, manufacturers of needle-syringes, as well as other companies, may develop new products that compete directly or indirectly with our products. There can be no assurance that we will be able to compete successfully in this market. A variety of new technologies (for example, transdermal patches) are being developed as alternatives to injection for drug delivery. While we do not believe such technologies have significantly affected the use of injection for drug delivery to date, there can be no assurance that they will not do so in the future. Many of our competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources.

We are dependent on a single technology, and if it cannot compete or find market acceptance, our business will suffer. Our strategy has been to focus our development and marketing efforts on our needle-free injection technology. Focus on this single technology leaves us vulnerable to competing products and alternative drug delivery systems. If our technology cannot find market acceptance or cannot compete against other technologies, business will suffer. We perceive that healthcare providers’ desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as “safety syringes,” jet injection systems, nasal delivery systems and transdermal diffusion “patches.”  In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection. While we believe that for the foreseeable future there will continue to be a significant need for injections, alternative drug delivery methods may be developed which are preferable to injection.

We rely on patents and proprietary rights to protect our proprietary technology. We rely on a combination of trade secrets, confidentiality agreements and procedures and patents to protect our proprietary technologies. We have been granted a number of patents in the United States and several patents in other countries covering certain technology embodied in our current jet injection system and certain manufacturing processes. Additional patent applications are pending in the U.S. and certain foreign countries. The claims contained in any patent application may not be allowed, or any patent or our patents collectively may not provide adequate protection for our products and technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how. In addition, the laws of foreign countries may not protect our proprietary rights to this technology to the same extent as the laws of the U.S. We believe we have independently developed our technology and attempt to ensure that our products do not infringe the proprietary rights of others. We know of no such infringement claims. However, any claims could have a material adverse effect on our financial condition and results of operations.

If our products fail or cause harm, we could be subject to substantial product liability, which could cause our business to suffer. Producers of medical devices may face substantial liability for damages in the event of product failure or if it is alleged the product caused harm. We currently maintain product liability insurance and, to date, have experienced only one product liability claim. There can be no assurance, however, that we will not be subject to a number of such claims, that our product liability insurance would cover such claims, or that adequate insurance will continue to be available to us on acceptable terms in the future. Our business could be adversely affected by product liability claims or by the cost of insuring against such claims.

We must retain qualified personnel in a competitive marketplace, or we may not be able to grow our business. Our success depends upon the personal efforts and abilities of our senior management. We may be unable to retain our key employees, namely our management team, or to attract, assimilate or retain other highly qualified employees. John Gandolfo, our Chief Financial Officer and Vice President of Finance, departed Bioject in May 2006 as part of the restructuring we announced in March 2006. Although we have implemented workforce reductions, there remains substantial competition for highly skilled employees. Our key employees are not bound by agreements that could prevent them from terminating their employment at any time. If we fail to attract and retain key employees, our business could be harmed.

There are a large number of shares eligible for sale into the public market in the near future, which may reduce the price of our common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur. We have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. 520,088 shares of our common stock currently outstanding are eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. The holder of these shares also has certain demand and piggyback registration rights enabling it to register its shares under the Securities Act for sale. Including the shares of common stock offered by this prospectus, we have registered approximately 21.0 million shares for resale on Form S-3 registration statements, which includes approximately 3.2 million shares issuable upon exercise of warrants. In addition, we have approximately 500,000 shares of common stock reserved for future issuance under our stock incentive plan and our employee share purchase plan combined. As of June 23, 2006, options to purchase and unvested restricted stock units of approximately 3.0 million shares of common stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting.

Our stock price may be highly volatile, which increases the risk of securities litigation. The market for our common stock and for the securities of other early-stage, small market-capitalization companies has been highly volatile in recent years. This increases the risk of securities litigation relating to such volatility. We believe that factors such as quarter-to-quarter fluctuations in financial results, new product introductions by us or our competition, public announcements, changing regulatory environments, sales of common stock by certain existing shareholders, substantial product orders and announcement of licensing or product supply agreements with major pharmaceutical or biotechnology companies could contribute to the volatility of the price of our common stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our common stock.

We may not be able to effectively implement our restructuring activities, and our restructuring activities may not result in the expected benefits, which would negatively impact our future results of operations. In March 2006, we restructured our operations, which included reducing the size of our workforce. Despite our restructuring efforts, we cannot assure you that we will achieve all of the operating expense reductions and improvements in operating margins and cash flows currently anticipated from these restructuring activities in the periods contemplated, or at all. Our inability to realize these benefits, and our failure to appropriately structure our business to meet market conditions, could negatively impact our results of operations. As part of our recent restructuring activities, we have reduced the workforce in certain portions of our business. This reduction in staffing levels could require us to forego certain future opportunities due to resource limitations, which could negatively affect our long-term revenues. In addition, these workforce reductions could result in a lack of focus and reduced productivity by remaining employees due to changes in responsibilities or concern about future prospects, which in turn may negatively affect our future revenues. Further, we believe our future success depends, in large part, on our ability to attract and retain highly skilled personnel. Our restructuring activities could negatively affect our ability to attract such personnel as a result of perceived risk of future workforce reductions. We cannot assure you that we will not be required to implement further restructuring activities or reductions in our workforce based on changes in the markets and industries in which we compete or that any future restructuring efforts will be successful.

Concentration of ownership could delay or prevent a change in control or otherwise influence or control most matters submitted to our shareholders. Life Sciences Opportunities Fund II (Institutional), L.P. (“LOF II”) and certain investment funds affiliated with LOF II (collectively, the “LOF Funds”) currently own shares of Series D preferred stock, Series E preferred stock and warrants to purchase our common stock representing in aggregate approximately 30% of our outstanding voting power (assuming exercise of the warrants). As a result, the LOF Funds and their affiliates potentially could influence and control matters submitted to a vote of shareholders, including a change of control transaction, which could prevent or delay such a transaction.

We may need additional funding to support our operations during 2006; sufficient funding may be subject to conditions and may not be available to us, and the unavailability of funding could adversely affect our business. As of March 31, 2006, we had a net working capital deficit of $588,000. Due to our limited amount of additional committed capital, recurring losses, negative cash flows and accumulated deficit, the report of our independent registered public accounting firm dated March 13, 2006 expressed substantial doubt about our ability to continue as a going concern. While we believe our $4.5 million Series E preferred stock financing and our $1.25 million convertible debt financing will enable us to continue operations until at least March 2007, we may require additional financing to support our operations during 2006. Such financing may not be available on terms favorable to us, or at all, which would have a material adverse effect on our business. Any future equity financing could result in significant dilution to shareholders.

USE OF PROCEEDS

If all the shares being offered by this Prospectus that are issuable upon exercise of warrants to purchase our common stock (including the warrant issuable to Partners for Growth, L.P. (“PFG”) in the event that we prepay our indebtedness to PFG pursuant to the 2006 Term Loan and Security Agreement dated March 29, 2006 (the “PFG loan”)) are purchased from us, we will receive net proceeds of up to approximately $2.4 million (of which up to approximately $1.5 million relates to the warrant issuable to PFG in the event that we prepay the PFG loan). We expect to use the net proceeds from any exercise of the warrants for working capital and other general corporate purposes. The Selling Shareholders will offer and sell the shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of those shares.

SELLING SHAREHOLDERS

Of the shares being offered, 3,858,908 will be issued upon conversion of (or as dividends paid with respect to) our Series E Convertible Preferred Stock, 912,409 will be issued upon conversion of the PFG loan and at least 656,934 will be issued upon exercise of our common stock purchase warrants. An additional approximately 160,622 shares will be issued to PFG (at PFG’s option) in lieu of cash interest payable with respect to the PFG loan. Also, if we prepay the PFG loan, the shares of our common stock that would otherwise be issued upon conversion of the PFG loan (including accrued interest) will instead be issued upon conversion of a common stock purchase warrant that we would be obligated, in the event of such a prepayment, to issue to PFG.

 The Series E Preferred Stock and warrants to purchase 656,934 shares of common stock were issued to 11 of the Selling Shareholders in private placements in March 2006 and May 2006. We entered into the PFG loan in April 2006. The term “Selling Shareholder” includes persons acquiring such securities in permitted transfers from the original holders thereof in transactions not requiring registration under the Securities Act.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of June 29, 2006, and as adjusted to reflect the sale of the shares being offered.

	Amount of common
	stock beneficially	Amount offered for	Shares Owned
	owned by	selling shareholder’s	After Offering
	shareholder before	account by this	(A)(B)
Name	this offering	prospectus	Number	Percent
Life Sciences Opportunities Fund II, L.P.[1]	792,904	380,955	0	*
Life Sciences Opportunities Fund II (Institutional), L.P.[2]	4,429,067	2,127,972	0	*
Sanders Opportunity Fund, L.P.[3]	242,291	242,291	0	*
Sanders Opportunity Fund (Institutional), L.P.[4]	767,255	767,255	0	*
Don Sanders[5]	398,949	398,949	0	*
Kathy Sanders[6]	199,474	199,474	0	*
Sanders 1998 Children’s Trust[7]	199,474	199,474	0	*
Tanya Drury[8]	49,868	49,868	0	*
George Ball[9]	49,868	49,868	0	*
Don Weir[10]	49,868	49,868	0	*
Ben Morris[11]	49,868	49,868	0	*
Partners for Growth, L.P.[12]	1,798,031	1,073,031	0	*

* Less than 1%

(A) Assumes that Selling Shareholders will sell all shares during the effective period.

(B) Assumes that, in the case of Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund II (Institutional), L.P. and Partners for Growth, L.P., all shares offered by such Selling Shareholders pursuant to the prospectus (File Number 333-122640) filed with the SEC on June 14, 2005 will be sold during the effective period.

(1) Includes 316,884 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 325,539 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock, and 150,481 shares of common stock subject to common stock purchase warrants. The sole general partner of Life Sciences Opportunities Fund II, L.P. is LOF Partners, LLC, a Delaware limited liability company, which is managed by James C. Gale and Al Hansen, both of whom are employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Gale exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Life Sciences Opportunities Fund II, L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Jerald S. Cobbs, a director of the Company, is a Managing Director of Sanders Morris Harris Inc. and a partner of LOF Partners, LLC.

(2) Includes 1,770,073 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 1,818,423 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock, and 840,571 shares of common stock subject to common stock purchase warrants. The sole general partner of Life Sciences Opportunities Fund II (Institutional), L.P. is LOF Partners, LLC, a Delaware limited liability company, which is managed by James C. Gale and Al Hansen, both of whom are employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Gale exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Life Sciences Opportunities Fund II (Institutional), L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Jerald S. Cobbs, a director of the Company, is a Managing Director of Sanders Morris Harris Inc. and a partner of LOF Partners, LLC.

(3) Includes 207,255 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 35,036 shares of common stock subject to common stock purchase warrants. The sole general partner of Sanders Opportunity Fund, L.P. is SOF Management, LLC, a Delaware limited liability company, which is managed by Don Sanders, who is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Sanders exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Jerald S. Cobbs, a director of the Company, is a Managing Director of Sanders Morris Harris Inc..

(4) Includes 656,306 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 110,949 shares of common stock subject to common stock purchase warrants. The sole general partner of Sanders Opportunity Fund (Institutional), L.P. is SOF Management, LLC, a Delaware limited liability company, which is managed by Don Sanders, who is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Sanders exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Jerald S. Cobbs, a director of the Company, is a Managing Director of Sanders Morris Harris Inc..

(5) Includes 340,555 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 58,394 shares of common stock subject to common stock purchase warrants. Mr. Sanders is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Jerald S. Cobbs, a director of the Company, is a Managing Director of Sanders Morris Harris Inc..

(6) Includes 170,277 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 29,197 shares of common stock subject to common stock purchase warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(7) Includes 170,277 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 29,197 shares of common stock subject to common stock purchase warrants. Don Weir is the Trustee of the Sanders 1998 Children’s Trust, and Mr. Weir exercises voting and investment authority over the shares held by this selling shareholder. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(8) Includes 42,569 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 7,299 shares of common stock subject to common stock purchase warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(9) Includes 42,569 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 7,299 shares of common stock subject to common stock purchase warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(10) Includes 42,569 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 7,299 shares of common stock subject to common stock purchase warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(11) Includes 42,569 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock and 7,299 shares of common stock subject to common stock purchase warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(12) Includes 725,000 shares of common stock subject to common stock purchase warrants, 912,409 shares of common stock issuable upon conversion of a loan and 160,622 shares of common stock issuable (at PFG’s option) in lieu of cash interest payable with respect to a loan. If we prepay the loan, then the shares of common stock that would otherwise be issuable upon conversion of the loan (including accrued interest) will instead be issuable upon conversion of a common stock purchase warrant that we would be obligated to issue in the event of such a prepayment. The sole general partner of Partners for Growth, L.P. is Partners for Growth, LLC, which is managed by Andrew Kahn, Donald M. Campbell and Lorraine Nield. These individuals share voting and investment control over the shares held by this selling shareholder.

PLAN OF DISTRIBUTION

We are registering shares of common stock on behalf of the Selling Shareholders. “Selling Shareholders” includes donees, pledgees, transferees or successors-in-interest selling securities received from a named Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholders. Sales of the shares may be affected by Selling Shareholders from time to time in one or more types of transactions, including block transactions,

•                  on the Nasdaq Capital Market,

•                  in the over-the-counter market,

•                  in negotiated transactions,

•                  through put or call options transactions relating to the shares, and

•                  through short sales of shares,

or a combination of these methods of sale or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders.

The Selling Shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

The Selling Shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against specified liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling Shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

If we are notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing

•                  the name of each such Selling Shareholder and of the participating broker-dealer(s),

•                  the number of shares involved,

•                  the price at which such shares were sold,

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•                  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

•                  other facts material to the transaction.

In addition, if we are notified by a Selling Shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of Bioject Medical Technologies Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses, negative cash flows from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

1.             Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2.             Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

3.             Our Current Reports on Form 8-K filed February 2, 2006, March 9, 2006, March 16, 2006, April 3, 2006, April 19, 2006, May 4, 2006, June 5, 2006, June 15, 2006, June 27, 2006 and June 28, 2006.

4.             The description of our common stock contained in our registration statement under Section 12 of the Exchange Act, dated January 29, 1987, and any amendment or report updating the description, including without limitation, Amendment No. 1 thereto dated October 5, 1987, Amendment No. 2 thereto dated October 26, 1987, Amendment No. 3 thereto dated December 23, 1987, Amendment No. 4 thereto dated January 27, 1988 and Amendment No. 5 thereto dated February 9, 1988, and our Current Reports on Form 8-K dated December 17, 1992, November 29, 1995 and December 14, 1995.

You may request free copies of these filings by writing or telephoning us at the following address:

Bioject Medical Technologies Inc.
20245 S.W. 95th Avenue
Tualatin, OR 97062
Attention: Christine Farrell
(503) 692-8001

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

•                  GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov and on our website at http://www.bioject.com.

•                  STOCK MARKET. The common stock is traded on the Nasdaq Capital Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission Registration Fee	$840.00
Blue Sky Fees and Expenses	0.00
Accounting Fees and Expenses	4,500.00
Legal Fees and Expenses	7,500.00
Miscellaneous	1,000.00

Total	$13,840.00

The Selling Shareholders will pay no portion of the foregoing expenses.

ITEM 15.               INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the “Oregon Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article V of the Company’s Bylaws provides for indemnification to the extent specifically authorized by the Oregon Act.

Section 60.047 of the Oregon Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company’s Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director’s liability to the Company or its shareholders. The Company currently maintains officers’ and directors’ liability insurance.

ITEM 16.               EXHIBITS

Exhibit Number	Description
4.1

Securities Purchase Agreement, dated March 8, 2006, by and among the Company and the Purchasers listed on Exhibit A thereto (incorporated by reference to exhibit 10.3 of the Company’s report on Form 8-K filed on March 9, 2006 (the “March 2006 8-K”)).

4.2	Form of Warrant (incorporated by reference to exhibit 10.4 of the March 2006 8-K).
4.3

2006 Term Loan and Security Agreement dated March 29, 2006 between the Company, Bioject, Inc. and Partners for Growth, L.P. (incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K filed on April 3, 2006).

5.1	Opinion of Stoel Rives LLP
23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP

ITEM 17.               UNDERTAKINGS.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEMNIFICATION FOR LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tualatin, State of Oregon, on June 29, 2006.

BIOJECT MEDICAL TECHNOLOGIES INC.

BY:	/s/ James C. O’Shea
James C. O’Shea
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James C. O’Shea and Christine M. Farrell, or any of them, his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and as of June 29, 2006.

Signature	Title

/s/ James C. O’Shea	Chairman of the Board, Chief Executive Officer and
James C. O’Shea	President (Principal Executive Officer)

/s/ Christine M. Farrell	Vice President of Finance (Principal Financial and
Christine M. Farrell	Accounting Officer)

/s/ Sandra Panem	Director
Sandra Panem

/s/ Randall D. Chase	Director
Randall D. Chase

/s/ Jerald S. Cobbs	Director
Jerald S. Cobbs

/s/ Joseph F. Bohan	Director
Joseph F. Bohan

/s/ Richard J. Plestina	Director
Richard J. Plestina

/s/ John Ruedy, M.D.	Director
John Ruedy, M.D.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Securities Purchase Agreement, dated March 8, 2006, by and among the Company and the Purchasers listed on Exhibit A thereto (incorporated by reference to exhibit 10.3 of the Company’s report on Form 8-K filed on March 9, 2006 (the “March 2006 8-K”)).

4.2	Form of Warrant (incorporated by reference to exhibit 10.4 of the March 2006 8-K).
4.3

2006 Term Loan and Security Agreement dated March 29, 2006 between the Company, Bioject, Inc. and Partners for Growth, L.P. (incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K filed on April 3, 2006).

5.1	Opinion of Stoel Rives LLP
23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP